Exhibit 10.2

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of April 17, 2013 (the “Effective Date”), by and between STORE MASTER FUNDING III, LLC, a Delaware limited liability company (“Lessor”), whose address is 8501 E. Princess Drive, Suite 190, Scottsdale, Arizona 85255, and U.S. AUTO PARTS NETWORK, INC., a Delaware corporation (“Lessee”), whose address is 16941 Keegan Avenue, Carson, California 90746. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

ARTICLE I

BASIC LEASE TERMS

Section 1.01. Property. The street address of the Property is set forth on Exhibit B attached hereto.

Section 1.02. Initial Term Expiration Date. April 30, 2033.

Section 1.03. Extension Options. None.

Section 1.04. Term Expiration Date (if fully extended). April 30, 2033.

Section 1.05. Initial Base Annual Rental. $853,125, as described in Article IV.

Section 1.06. Rental Adjustment. The lesser of (i) 1.5%, or (ii) 1.25 times the change in the Price Index, as described in Section 4.02.

Section 1.07. Adjustment Date. May 1, 2014 and every year thereafter during the Lease Term.

Section 1.08. Security Deposit. None.

Section 1.09. Guarantor(s). None.

Section 1.10. Lessee Tax Identification No. 68-0623433.

Section 1.11. Lessor Tax Identification No. 46-1045910.

ARTICLE II

LEASE OF PROPERTY

Section 2.01. Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and Lessee’s performance of all other obligations hereunder, and except as expressly set forth elsewhere in this Lease, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Property, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.

Section 2.02. Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations provided in this Lease, and shall keep and perform all of the terms, covenants and conditions on its part contained herein, Lessee shall have, subject to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Property.

ARTICLE III

LEASE TERM

Section 3.01. Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on April 30, 2033 (“Expiration Date”), unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect is referred to as the “Lease Term.”

Section 3.02. Extensions. Intentionally deleted.

Section 3.03. Notice of Exercise. Intentionally deleted.

Section 3.04. Removal of Personalty. Upon the expiration of the Lease Term, and if Lessee is not then in breach hereof, Lessee may remove from the Property all personal property belonging to Lessee. Lessee shall repair any damage caused by such removal. Subject to the provisions of Section 7.01, Lessee shall leave the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear, casualty and condemnation. Any property of Lessee left on the Property on the tenth day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor.

ARTICLE IV

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 4.01. Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.

Section 4.02. Adjustments. During the Lease Term, on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment; provided, however, that in no event shall Base Annual Rental be reduced as a result of the application of the Rental Adjustment.

Section 4.03. Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Base Annual Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within thirty (30) days after Lessor’s demand for payment thereof. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

Section 4.04. Rentals To Be Net to Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rentals specified during the Lease Term. Lessee shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due and payable without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

Section 4.05. ACH Authorization. Upon execution of this Lease, Lessee shall deliver to Lessor a complete Authorization Agreement – Pre-Arranged Payments in the form of Exhibit C attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rental, any Additional Rental, impound payments (if any), sales tax or real property tax (if any), and any other Monetary Obligations are transferred by Automated Clearing House Debit initiated by Lessor from an account established by Lessee at a United States bank or other financial institution to such account as Lessor may designate. Lessee shall continue to pay all Rental and other Monetary Obligations by Automated Clearing House Debit unless otherwise directed by Lessor.

Section 4.06. Late Charges; Default Interest. Any delinquent payment shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

Section 4.07. Holdover. If Lessee remains in possession of the Property after the expiration of the term hereof, Lessee shall be deemed a tenant on a month-to-month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred fifteen percent (115%) of the last Base Monthly Rental payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LESSEE

The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as of the Effective Date as follows:

Section 5.01. Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in the State of Illinois. All necessary corporate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.

Section 5.02. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

Section 5.03. Property Condition. Lessee has physically inspected the Property and has examined title to the Property, and has found all of the same satisfactory in all respects for all of Lessee’s purposes.

Section 5.04. Litigation. To the best of the actual current knowledge of Lessee, with a reasonable duty of inquiry, and except as otherwise disclosed in Lessee’s most recent filing with the Securities and Exchange Commission, there are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Lessee or the Property before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

Section 5.05. Absence of Breaches or Defaults. Lessee is not in default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Property or any of Lessee’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Property or any of Lessee’s property is subject or bound.

Section 5.06. Licenses and Permits. Lessee has obtained all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility.

Section 5.07. Financial Condition; Information Provided to Lessor. Except as otherwise disclosed in Lessee’s most recent filing with the Securities and Exchange Commission, the financial statements, all financial data and all other documents and information heretofore delivered to Lessor by or with respect to Lessee and the Property in connection with this Lease or relating to Lessee or the Property are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to Lessor; all financial statements provided through December 29, 2012 were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and no change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Lessor, which has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.08. Compliance With OFAC Laws. Neither Lessee nor any individual or entity owning directly or indirectly any interest in Lessee, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 5.09. Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee, or to the best of Lessee’s knowledge, its shareholders or its Affiliates. Lessee does not have unreasonably small capital to conduct its business.

Section 5.10. Ownership. To the best of Lessee’s actual current knowledge, no Person that actually or constructively owns ten percent (10%) or more of the outstanding capital stock of Lessor owns, directly or indirectly, (a) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of Lessee, or (b) ten percent (10%) or more of the total value of all classes of capital stock of Lessee.

ARTICLE VI

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01. Taxes.

(a) Payment. Subject to the provisions of Section 6.01(b) below, Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance (provided Lessee has received from Lessor notice thereof pursuant to Section 6.01(b) in the event such tax notices are delivered to Lessor), all taxes and assessments of every type or nature assessed against or imposed upon the Property, Lessee or Lessor an allocable to the Lease Term (Lessor shall be responsible for any such taxes and assessments allocable to any period after the Lease Term) related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Property or any part thereof and upon any personal property, trade fixtures and improvements located on the Property, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Property by Lessee; (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease; and (iv) all franchise, privilege or similar taxes of Lessor calculated on the value of the Property or on the amount of capital apportioned to the Property. Notwithstanding anything in clauses (i) through (iv) to the contrary, Lessee shall not be obligated to pay or reimburse Lessor for any taxes based on the net income of Lessor.

(b) Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall use commercially reasonable efforts to forward (in accordance with Section 15.10) said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000, after prior written notice to Lessor), by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that (i) neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) if and to the extent required by the applicable taxing authority and/or Lessor, Lessee posts a bond or takes other steps acceptable to such taxing authority and/or Lessor that removes such lien or stays enforcement thereof; (iii) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding; and (iv) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Lessor shall at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby.

Section 6.02. Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of any water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service.

Section 6.03. Insurance.

(a) Coverage. Throughout the Lease Term, Lessee shall maintain, with respect to the Property, at its sole expense, the following types and amounts of insurance, in addition to such other insurance as Lessor may reasonably require from time to time:

(i) Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form (and shall also include National Flood and Excess Flood insurance if the Property is located within a 100-year floodplain (FEMA Zones A and V) and earthquake insurance if the Property is located within a moderate to high earthquake hazard zone as determined by an approved insurance company set forth in Section 6.03(b)(x) below). Such policy shall also include soft costs, a joint loss agreement, coverage for ordinance or law covering the loss of value of the undamaged portion of the Property, costs to demolish and the increased costs of construction if any of the improvements located on, or the use of, the Property shall at any time constitute legal non-conforming structures or uses. Ordinance or law limits shall be in an amount equal to the full replacement cost for the loss of value of the undamaged portion of the Property and no less than 25% of the replacement cost for costs to demolish and the increased cost of construction, or in an amount otherwise specified by Lessor. Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values (without deduction for depreciation), with an agreed amount endorsement or without any coinsurance provision, and with sublimits satisfactory to Lessor, as determined from time to time at Lessor’s request but not more frequently than once in any 12-month period.

(ii) Commercial general liability insurance, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets, parking lots or sidewalks. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Lessee’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Lessee or Lessor because of the negligence or other acts of the other, shall be in amounts of not less than $5,000,000 per occurrence for bodily injury and property damage, and $5,000,000 general aggregate per location, or such higher limits as Lessor may reasonably require from time to time, and shall be of form and substance satisfactory to Lessor. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.

(iii) Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Lessee on the Property in connection with any work done on or about the Property for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Property.

(iv) Rental value insurance, equal to 100% of the Base Annual Rental (as may adjusted hereunder) for a period of not less than twelve (12) months, which insurance shall be carved out of Lessee’s business interruption coverage for a separate rental value insurance payable to Lessor, or if rental value insurance is included in Lessee’s business interruption coverage, the insurer shall provide priority payment to any rent obligations, and such obligations shall be paid directly to Lessor. Such insurance is to follow form of the real property “all risk” or “special form” coverage and is not to contain a co-insurance clause. Such insurance is to have no time limitation with respect to any period of indemnity and a minimum of twelve (12) months of extended period of indemnity.

(v) Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $5,000,000.00 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

(vi) Equipment Breakdown Insurance against loss or damage from explosion of any steam or pressure boilers or similar apparatus, if any, located in or about the Property and in an amount equal to the lesser of 25% of the 100% replacement cost of the Property or $5,000,000.00.

(vii) Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements and personal property similar in character, location and use and occupancy to the Property.

(b) Insurance Provisions. All insurance policies shall:

(i) provide (A) for a waiver of subrogation by the insurer as to claims against Lessor, its employees and agents; (B) that the insurer shall not deny a claim and that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Property; and (C) that any losses otherwise payable thereunder shall be payable notwithstanding any act or omission of Lessor or Lessee which might, absent such provision, result in a forfeiture of all or a part of such insurance payment;

(ii) be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;

(iii) contain deductibles not to exceed $50,000 (and increases with the reasonable consent of Lessor);

(iv) contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Lessor;

(v) provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Lessor and to any Lender covered by any standard mortgagee clause or endorsement;

(vi) provide that the insurer shall not have the option to restore the Property if Lessor elects to terminate this Lease in accordance with the terms hereof;

(vii) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(viii) except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender, if applicable, requested by Lessor, as an “additional insured” with respect to general liability insurance and real property, and as a “loss payee” with respect to all real property and rental value insurance, as appropriate and as their interests may appear;

(ix) be evidenced by delivery to Lessor and any Lender designated by Lessor, if applicable, of an Acord Form 28 for property, rental value and boiler & machinery coverage (or any other form requested by Lessor) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Lessor); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Lessor. The approved Acord Forms are attached hereto as Exhibit D; and

(x) be issued by insurance companies licensed to do business in the states where the Property is located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Lessor.

(c) Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and any Lender designated by Lessor; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Lessee for its acts or omissions as provided in this Lease; (iii) Lessee shall procure policies for all insurance for periods of not less than one year and shall provide to Lessor and any servicer or Lender of Lessor certificates of insurance or, upon Lessor’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Lessee shall pay as they become due all premiums for the insurance required by this Section 6.03; and (v) in the event that Lessee fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Lessor to Lessee, (A) Lessor shall be entitled to procure such insurance; and (B) any reasonable sums expended by Lessor in procuring such insurance shall be Additional Rental and shall be repaid by Lessee, together with interest thereon at the Default Rate, from the time of payment by Lessor until fully paid by Lessee immediately upon written demand therefor by Lessor.

(d) Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

Section 6.04. Tax and Insurance Impound. Upon the occurrence of a monetary Event of Default with respect to the payment of taxes or insurance, in addition to any other remedies, Lessor may require Lessee to pay to Lessor on the first day of each month the amount that Lessor reasonably estimates will be necessary in order to accumulate with Lessor sufficient funds in an impound account (which shall not be deemed a trust fund) (the “Reserve”) for Lessor to pay any and all real estate taxes (“Real Estate Taxes”) and insurance premiums (“Insurance Premiums”) for the Property for the ensuing twelve (12) months (only), or, if due sooner, Lessee shall pay the required amount immediately upon Lessor’s demand therefor. Lessor shall, upon prior written request of Lessee, provide Lessee with evidence reasonably satisfactory to Lessee that payment of the Real Estate Taxes and Insurance Premiums was made in a timely fashion. In the event that the Reserve does not contain sufficient funds to timely pay any Real Estate Taxes or Insurance Premiums, upon Lessor’s written notification thereof, Lessee shall, within five (5) Business Days of such notice, provide funds to Lessor in the amount of such deficiency. Lessor shall pay or cause to be paid directly to the applicable taxing authorities and insurance company, as the case may be, any Real Estate Taxes and Insurance Premiums then due and payable for which there are funds in the Reserve; provided, however, that in no event shall Lessor be obligated to pay any Real Estate Taxes or Insurance Premiums in excess of the funds held in the Reserve, and Lessee shall remain liable for any and all Real Estate Taxes, including fines, penalties, interest or additional costs imposed by any taxing authority (unless incurred as a result of Lessor’s failure to timely pay Real Estate Taxes for which it had funds in the Reserve) and Insurance Premiums. Lessee shall cooperate fully with Lessor in assuring that the Real Estate Taxes and Insurance Premiums are timely paid. Lessor may deposit all Reserve funds in accounts insured by any federal or state agency and, so long as Lessor is the owner of the Property or an Affiliate of Lessor is the property manager of the Property, Lessor may commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be the sole property of Lessor. Upon an Event of Default, in addition to any other remedies, Lessor may apply all impounded funds in the Reserve against any sums due from Lessee to Lessor with respect to the Event of Default. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee.

ARTICLE VII

MAINTENANCE; ALTERATIONS

Section 7.01. Condition of Property; Maintenance. Except as expressly provided elsewhere in the Lease, Lessee hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on the Property in good order and repair, free from actual or constructive waste, including without limitation, the roof and the HVAC and other electrical and mechanical systems; (b) the repair or reconstruction of any building, structures or improvements erected on the Property damaged or destroyed by a Casualty; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Property; and (d) paying all operating costs of the Property in the ordinary course of business. Lessee waives any right to require Lessor to maintain, repair or rebuild the Property or make repairs at the expense of Lessor pursuant to any Legal Requirements at any time in effect.

Section 7.02. Alterations and Improvements. During the Lease Term, Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Property in any manner without the consent of Lessor, which consent shall not be unreasonably withheld or conditioned; provided, however, Lessee may undertake alterations to the Property, individually, costing less than $100,000 (provided that the total for any twelve month period is not greater than $250,000) without Lessor’s prior written consent. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at

Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements. Upon completion of any alterations individually costing $100,000 or more, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Additionally, upon completion of any alterations, Lessee shall promptly provide Lessor with (a) an architect’s certificate certifying the alterations to have been substantially completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect); (b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and (c) any other documents or information reasonably requested by Lessor. Lessee shall keep the Property free from any liens arising out of any work performed on, or materials furnished to, the Property (or, at Lessee’s election, Lessee shall bond over such liens or have a title endorsement issued to Lessor’s owner’s policy which insures over such liens). Any addition to or alteration of the Property that isn’t removable and that becomes permanently part of the Property (but not including any replacements for the Special Equipment (as defined in the Purchase and Sale Agreement) whether or not such Special Equipment that is deemed to be real property under the laws of the State of Illinois) shall be deemed a part of the Property and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.

Section 7.03. Encumbrances. During the Lease Term, Lessor shall not have the right to grant easements on, over, under or above the Property without the prior written consent of Lessee, which shall not be unreasonably withheld and Lessee shall not be deemed to be unreasonable if Lessee does not consent to any such easements that interfere with Lessee’s use of the Property or cause Lessee to incur any costs. Lessee shall comply with and perform all obligations of Lessor under all easements, declarations, covenants, restrictions and other items of record now encumbering the Property. Without Lessor’s prior written consent, Lessee shall not grant any easements on, over, under or above the Property.

ARTICLE VIII

USE OF THE PROPERTY; COMPLIANCE

Section 8.01. Use. During the Lease Term, the Property shall be used solely for the operation of a Permitted Facility. Except during periods when a Property is untenantable due to Casualty or Condemnation (and provided that Lessee continues to strictly comply with the other terms and conditions of this Lease), Lessee shall at all times during the Lease Term occupy the Property and shall diligently operate its business on the Property. Notwithstanding any provision contained herein, Lessee shall not be in default under this Section 8.01 (or any other provision of this Lease) and a Property shall not be considered a “go dark” location unless and until Lessee fails to continue to operate its business at the Property (excluding instances of Casualty, Condemnation and Force Majeure) for more than six (6) months. Thereafter, in the event Lessee is unable to operate the Property as a Permitted Facility due to circumstances beyond the reasonable control of Lessee (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same), then in such event, within sixty (60) days following such six (6) month period, Lessee shall (i) re-open the Property; or (ii) exercise

Lessee’s assignment or subletting rights as permitted under this Lease; (iii) with Lessor’s prior written approval, purchase the Property from Lessor at Lessor’s Investment; or (iv) provide Lessor with an officer’s certificate certifying the good faith business reasons Lessee is unable to complete (i), (ii) or (iii) within said six (6) month period and setting forth the additional time frame Lessee will need to comply with this Section 8.01. In the case of item (iv), Lessor shall, in its reasonable discretion based upon the certificate provided by Lessee, determine the additional time frame Lessee will have to comply with this Section 8.01. Lessee shall provide Lessor with written notice of the “go dark” Property at least ten (10) days prior to the commencement of the six (6) month period. Notwithstanding the foregoing, the terms and provisions of this Lease and Lessee’s obligations hereunder shall remain in full force and effect with respect to any “go dark” period.

Section 8.02. Alternative Use. Lessee shall not, by itself or through any assignment, sublease or other type of transfer, convert the Property to an alternative use during the Lease Term without Lessor’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. In the event that Lessee shall change the use of the Property or the concept or brand operated on the Property, only as may be expressly permitted herein or consented to by Lessor in writing, Lessee shall provide Lessor with written notice of any such change and a copy of the franchise agreement related to such new concept or brand, if any.

Section 8.03. Compliance. Lessee’s use and occupation of the Property, and the condition thereof, shall, at Lessee’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record (as of the Effective Date), and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record (as of the Effective Date), with respect to the Property, in either event, the failure with which to comply could have a Material Adverse Effect. Without in any way limiting the foregoing provisions, Lessee shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Property now or hereafter in effect and Lessee shall comply with all Legal Requirements and directives of Governmental Authorities and, at Lessor’s request, provide to Lessor copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Lessee shall also reimburse Lessor for all Costs incurred by Lessor in evaluating the effect of such an event on the Property and this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Lessor to enforce its rights under the Lease, and in complying with all Legal Requirements applicable to Lessor as the result of the existence of such an event and for any penalties or fines imposed upon Lessor as a result thereof. Lessee will use its best efforts to prevent any act or condition to arise on or about the Property after the date of this Lease which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase. Lessee agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee’s failure to comply with its obligations under this Section.

Section 8.04. Environmental.

(a) Covenants.

(i) Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A) The Property and Lessee shall not be (1) in violation of any Remediation required by any Governmental Authority, or (2) subject to any Remediation obligations under any Environmental Laws. Lessee shall not be in violation of any investigation or inquiry by any Governmental Authority.

(B) All uses and operations on or of the Property, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(C) There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(D) There shall be no Hazardous Materials or Regulated Substances in, on or under the Property, except in Permitted Amounts. Above and below ground storage tanks shall be properly permitted and only used as permitted.

(E) Lessee shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.

(F) Lessee shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Property under Lessee’s control to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2) poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off the Property), (3) has a Material Adverse Effect, (4) is contrary to any material requirement set forth in the insurance policies maintained by Lessee or Lessor, (5) constitutes a public or private nuisance or constitutes waste, (6) violates any covenant, condition, agreement or easement applicable to the Property, or (7) would result in any reopening or reconsideration of any prior investigation or causes a new investigation by a Governmental Authority having jurisdiction over the Property.

(G) Lessee shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property as may be reasonably requested by Lessor (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lessor the reports and other results thereof, and Lessor and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof.

(H) Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.04, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (F) above provided that Lessee shall be in compliance with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.

(b) Notification Requirements. Lessee shall immediately notify Lessor in writing upon Lessee obtaining actual knowledge of (i) any Releases or Threatened Releases in, on, under or from the Property other than in Permitted Amounts, or migrating towards the Property; (ii) any non-compliance with any Environmental Laws related in any way to the Property; (iii) any actual or potential Environmental Lien or activity use limitation; (iv) any required or proposed Remediation of environmental conditions relating to the Property required by applicable Governmental Authorities; and (v) any written or oral notice or other communication of which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or above or below ground storage tanks, or Remediation thereof at or on the Property, other than in Permitted Amounts, possible liability of any Person relating to the Property pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section. Lessee shall, upon Lessor’s written request, deliver to Lessor a certificate stating that Lessee is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(c) Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Lessee fail to undertake any required Remediation in accordance with the preceding sentence, Lessor, after written notice to Lessee and Lessee’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor.

(d) Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation required by a Governmental Authority, arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, or other environmental matters concerning the Property. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.

(e) Right of Entry. Lessor and any other Person designated by Lessor, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times (including, without limitation, in connection with the exercise of any remedies set forth in this Lease) to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lessor’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Lessee shall cooperate with and provide access to Lessor and any other Person designated by Lessor. Any such assessment or investigation shall be at Lessee’s sole cost and expense if Lessor’s right of entry was triggered by Lessee’s violation of an Environmental Law.

(f) Inspections. At its sole cost and expense, Lessee shall have the Property inspected as may be required by any Environmental Law for seepage, spillage and other environmental concerns. Lessee shall maintain and monitor all above and below ground storage tanks in accordance with all Environmental Laws. Lessee shall provide Lessor with written certified results of all inspections performed on the Property. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Lessee. All inspections and tests performed on the Property shall be in compliance with all applicable Environmental Laws.

(g) UST Compliance. Lessee shall comply or cause the compliance with all applicable federal, state and local regulations and requirements regarding above and below ground storage tanks, including, without limitation, any of such regulations or requirements which impose (i) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (ii) corrective action with respect to confirmed and suspected Releases; and (iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Lessee shall immediately notify Lessor, in writing, of (A) the presence on or under the Property, or the Release from any above or below ground storage tank on, above or under the Property, of any Hazardous Materials or Regulated Substances, apparent or real; and (B) any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Property. Upon any such Release from any USTs on, above or under the Property of any Hazardous Materials or Regulated Substances, Lessee shall immediately remedy such situation in accordance with all Environmental Laws and any request of Lessor. Should Lessee fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws, Lessor shall be permitted to take such actions in its sole discretion to remedy such situation and all Costs incurred in connection therewith, together with interest at the Default Rate, will be paid by Lessee.

(h) Survival. The obligations of Lessee and the rights and remedies of Lessor under this Section 8.04 for any conditions caused by Lessee or otherwise accruing during the Term of this Lease shall survive the termination, expiration and/or release of this Lease for a period of five (5) years.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.01. Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessor may impose reasonable administrative fees not to exceed $1000 in each instance in connection with Lessee’s request for (a) any release or substitution of Property; (b) the procurement of consents, waivers and approvals with respect to the Property or any matter related to this Lease; and (c) the review of any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement.

Section 9.02. Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof and inspect the same. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry, but excluding damages arising as a result of the negligence or intentional misconduct of Lessor or Lessor’s officers, employees, contractors, agents, directors or other representatives (“Lessor’s Representatives”).

Section 9.03. Financial Information. The provisions of Sections 9.03(a) and 9.03(b) shall apply only if and when Lessee is not a U.S. Publicly Traded Entity.

(a) Financial Statements. Within forty five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Lessee, Lessee shall deliver to Lessor (i) complete financial statements of Lessee including a balance sheet, profit and loss statement, statement of changes in financial condition and all other related schedules for the fiscal period then ended; and (ii) income statements for the business at the Property. All such financial statements shall be prepared in accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of Lessee. Lessee understands that Lessor will rely upon such financial statements and Lessee represents that such reliance is reasonable. In the event that Lessee’s property and business at the Property are ordinarily consolidated with other business for financial statements purposes, such financial statements shall be prepared on a consolidated basis showing separately the sales, profits and losses, assets and liabilities pertaining to the Property with the basis for allocation of overhead of other charges being clearly set forth. The financial statements delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of Lessee which may be prepared, as soon as they are available.

(b) Other Information. Notwithstanding any provision contained herein, upon request at any time, Lessee will provide to Lessor any and all financial information and/or financial statements (and in the form or forms) (i) requested by Lessor in connection with Lessor’s filings with or disclosures to any Governmental Authority, including, without limitation, the financial statements required in connection with Securities and Exchange Commission filings by Lessor or its Affiliates; and (ii) as reasonably requested by Lessor.

Section 9.04. OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Lessee shall immediately notify Lessor in writing if any Person owning (directly or indirectly) any interest in Lessee, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05. Estoppel Certificate. At any time, and from time to time, Lessee shall, promptly and in no event later than ten (10) Business Days after a request from Lessor or any Lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Property; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Base Monthly Rentals have been paid under this Lease and the amount thereof then payable; (e) to the best of Lessee’s knowledge, whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; (h) to the extent accurate, that Lessor has no actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Property, including any handling or disposal of Hazardous Materials or Regulated Substances; and (i) any other information reasonably requested by Lessor. At any time, and from time to time, Lessor shall, promptly and in no event later than ten (10) Business Days after a request from Lessee, execute, acknowledge and deliver to Lessee an estoppel certificate in form reasonably acceptable to Lessor.

ARTICLE X

RELEASE AND INDEMNIFICATION

Section 10.01. Release and Indemnification. Lessee agrees to use and occupy the Property at its own risk and hereby releases Lessor and Lessor’s agents and employees from all claims for any damage or injury (except to the extent caused by the negligent or intentional acts or omissions of Lessor or Lessor’s Representatives) to the full extent permitted by Law. Lessee agrees that Lessor shall not be responsible or liable to Lessee or Lessee’s employees, agents, customers, licensees or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other lessee or any other Person (other than any of Lessor’s Representatives). Lessee agrees that any employee or agent to whom the Property or any part thereof shall be entrusted by or on behalf of Lessee shall be acting as Lessee’s agent with respect to the Property or any part thereof, and neither Lessor nor Lessor’s agents, employees or contractors shall be liable for any loss of or damage to the Property or any part thereof (except to the extent caused by the negligent or intentional acts or omissions of Lessor or Lessor’s Representatives). Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the negligence or willful misconduct of such Indemnified Party) caused by, incurred or resulting from Lessee’s operations or by Lessee’s use and occupancy of the Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Lessee or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other Persons. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.

ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.01. Notification. If Lessor or Lessee receives notice of a pending or threatened condemnation of the Property, such party shall promptly give the other party written notice of (a) any Condemnation of the Property, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of the Property, and (c) any Casualty to the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, each party shall promptly send the other copies of all notices, correspondence and pleadings such party receives relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Total Condemnation. In the event of a Condemnation of all or substantially all of the Property or a Condemnation (other than a Temporary Taking) of a portion of the Property resulting in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same) (each such event, a “Total Condemnation”), then, in such event:

(a) Termination of Lease. On the date of the Total Condemnation, either party can terminate the Lease and all obligations of either party hereunder shall cease; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b) Net Award. Lessor shall be entitled to receive the entire Net Award in connection with a Total Condemnation subject to Section 11.07.

Section 11.03. Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:

(a) Net Awards. All Net Awards shall be paid to Lessor.

(b) Lessor Election To Continue or Terminate Lease. Lessor shall have the option, (i) subject to the right of Lessee to elect otherwise as set forth in subsection (c) below, to terminate this Lease by notifying Lessee in writing within thirty (30) days after Lessee gives Lessor notice (A) of such Partial Condemnation or Casualty, or (B) that title has vested in the condemning authority; or (ii) subject to the right of Lessee to elect otherwise as set forth in subsection (e) below, to continue this Lease in effect, which election shall be evidenced by either a notice from Lessor to Lessee, or Lessor’s failure to notify Lessee in writing that Lessor has elected to terminate this Lease within such thirty (30)-day period. Lessee shall have a period of sixty (60) days after receipt of Lessor’s notice to terminate referenced above during which to elect, despite such Lessor notice of termination, to continue this Lease on the terms herein provided.

(c) Continuance of Lease. If this Lease is not terminated in accordance with the terms of Section 11.03:

(i) All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii) Lessee shall promptly commence and diligently prosecute restoration of the Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Lessor. Subject to the terms and provisions of the Mortgages and upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Casualty. Lessor shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.

(d) No Continuance of Lease. If this Lease is terminated in accordance with the terms of Section 11.03, then this Lease shall terminate as of the date of the Partial Condemnation or Casualty, as applicable (unless sooner terminated pursuant to the terms hereof). Lessee shall vacate and surrender the Property by such termination date, in accordance with the provisions of this Lease, and on the termination date, all obligations of either party hereunder shall cease; provided, however, Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease and Lessee’s obligations to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease prior to the date of termination shall survive such termination. In such event, Lessor may retain all Net Awards related to the Partial Condemnation or Casualty (subject to Section 11.07), and Lessee shall promptly pay Lessor an amount equal to the insurance deductible applicable to any Casualty, if applicable.

(e) Right to Termination. Notwithstanding any other provision to the contrary contained in this Article XI, in the event that, as a result of a Casualty, Lessee shall reasonably estimate in the exercise of good faith business judgment that the Property cannot be used for the same purpose and substantially with the same utility as before such Casualty (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same), then, subject to the terms and conditions set forth in this subsection (e), Lessee shall have the right, exercisable by written notice given to Lessor no later than sixty (60) days following such Casualty, to terminate this Lease. If Lessee elects to terminate, this Lease shall terminate as of the date of the Casualty (unless sooner terminated pursuant to the terms hereof). Lessee shall vacate and surrender the Property by such termination date, in accordance with the provisions of this Lease, and all obligations of either party hereunder shall cease as of the date of termination; provided, however, Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease for claims that arise prior to the date of termination and Lessee’s obligations to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease prior to the date of termination shall survive such termination. In such event, Lessor may retain all Net Awards related to the Casualty, and Lessee shall promptly pay Lessor an amount equal to the insurance deductible applicable to any Casualty.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of the Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below and subject to the terms and provisions of the Mortgages, Lessee shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Lessor and Lessee as of the date of such expiration. At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of the Property.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Subject to the terms and provisions of the Mortgages, any Net Award relating to a Total

Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, but subject to the terms and provisions of the Mortgages, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper.

Section 11.06. Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 11.07. Lessee Awards and Payments. Notwithstanding any provision contained in this Article XI, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted to Lessee, whether granted in a separate award or as a portion of any Net Award (so long as such portion is specifically allocated to Lessee’s interests). The termination of the Lease pursuant to this Article XI shall not affect rights of Lessee to claim and receive any such awards.

ARTICLE XII

DEFAULT, CONDITIONAL LIMITATIONS,

REMEDIES AND MEASURE OF DAMAGES

Section 12.01. Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):

(a) if any Monthly Base Rental due under this Lease is not paid within three (3) Business Days of when due, or any payment of Additional Rental or other Monetary Obligation are not paid within five (5) days when due; provided, however, delays in payment of Rental or other Monetary Obligations which are caused by Lessor or Lessor’s banking institution involved in the ACH transfer shall not give rise to an Event of Default, late penalties or default interest under this Lease;

(b) if there is an Insolvency Event with respect to Lessee;

(c) subject to Section 8.01, if Lessee vacates or abandons the Property;

(d) if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)-day period, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)-day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Lessor. If Lessee shall fail to correct or cure such failure within such ninety (90)-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

(e) if a final, nonappealable judgment is rendered by a court against Lessee which has a Material Adverse Effect and is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(f) if Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or

(g) if the estate or interest of Lessee in the Property shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made or such longer period as may be permitted by applicable law.

Section 12.02. Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Lessee, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:

(a) to terminate this Lease, whereupon Lessee’s right to possession of the Property shall cease and this Lease, except as to Lessee’s liability, shall be terminated;

(b) to the extent not prohibited by applicable Law, to (i) re-enter and take possession of the Property (or any part thereof), any or all personal property or fixtures of Lessee upon the Property and, to the extent permissible, all permits and other rights or privileges of Lessee pertaining to the use and operation of the Property, and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar Law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Property to Lessor, deliver to Lessor or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate;

(c) to bring an action against Lessee for any damages sustained by Lessor;

(d) to relet the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in it sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Except to the extent required by applicable Law, Lessor shall have no obligation to relet the Property or any part thereof and shall in no event be liable for refusal or failure to relet the Property or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;

(e) to recover from Lessee all Rental and other Monetary Obligations due and owning under the Lease before the date of such Event of Default;

(f) to accelerate and recover from Lessee the discounted present value of the Base Monthly Rental scheduled to become due and owing under this Lease for the remaining original scheduled Lease Term, less the fair market rental value of the Lease for the same period;

(g) to recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(h) to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein;

(i) to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Lessee hereunder;

(j) Without limiting the generality of the foregoing or limiting in any way the rights of Lessor under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Lessor shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction (by ex parte motion for appointment without notice) in any action taken by Lessor to enforce its rights and remedies hereunder in order to protect and preserve Lessor’s interest under this Lease or in the Property, and in connection therewith, LESSEE HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, AND DURING THE CONTINUANCE, OF AN EVENT OF DEFAULT; and/or

(k) to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

Section 12.03. Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

Section 12.04. Lessee Waiver. Lessee hereby expressly waives, for itself and all Persons claiming by, through and under Lessee, including creditors of all kinds, (a) any right and privilege which Lessee has under any present or future Legal Requirements to redeem the Property or to have a continuance of this Lease for the Lease Term after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.

ARTICLE XIII

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01. No Liens. Lessor’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. SUBJECT TO SECTION 16.01, NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON THE PROPERTY OR LESSEE’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

Section 13.02. Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon the Property by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Lessor, or any present or proposed mortgagees under trust deeds, upon the condition that Lessee shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing. Lessor agrees to use its commercially reasonable efforts to provide Lessee with a SNDA executed by each Lender holding a Mortgage, and Lessee agrees to promptly execute and return such SNDA to Lessor.

Section 13.03. Election To Declare Lease Superior. If any mortgagee, receiver or other secured party elects to have this Lease and the interest of Lessee hereunder, be superior to any Mortgage and evidences such election by notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such mortgagee, receiver or other secured party.

Section 13.04. Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to the Property, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of Lessor under this Lease which accrue after the date that such Successor Lessor acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Section 13.05. Execution of Additional Documents. Although the provisions in this Article XIII shall be self-operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes.

Section 13.06. Notice to Lender. Lessee shall give written notice to any Lender having a recorded lien upon the Property or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto.

ARTICLE XIV

ASSIGNMENT

Section 14.01. Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”), Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws (provided that in each such instance it shall be at not cost or liability to Lessee): (a) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of the Property, this Lease or any other Transaction Document, Lessor’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Lessor’s or any of its Affiliates’ status as a REIT. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

Section 14.02. No Assignment by Lessee.

(a) Lessee acknowledges that Lessor has relied both on the business experience and creditworthiness of Lessee and upon the particular purposes for which Lessee intends to use the Property in entering into this Lease. Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest herein or any interest in Lessee, whether by operation of Law or otherwise, without the prior written consent of Lessor, such consent not to be unreasonably withheld, conditioned or delayed. At the time of any assignment of this Lease which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Such assignment of this Lease pursuant to this Section 14.02 shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed consent to any subsequent assignment.

(b) Notwithstanding anything to the contrary contained in this Section 14.02 and provided that no Event of Default has occurred and is continuing and provided further that any assignee agrees to assume all of Lessee’s obligations under this Lease, Lessee shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Lessor’s consent to (i) an Affiliate of Lessee, (ii) any entity which purchases or otherwise acquires all or substantially all of the assets or equity interest of Lessee in a bona fide sale for fair market value, or (iii) a Qualified Operator. A “Qualified Operator” shall mean a Person that: on a pro forma basis (i.e., following the consummation of the assignment contemplated herein): (A) has a CFCCR (defined below) of at least 3.0x, (B) generates EBITDA (defined below) of at least $12,000,000 during a trailing twelve (12) month period, (C) has a Lease Adjusted Leverage (defined below) of no more than 2.5x; and (D) has a tangible net worth as determined in accordance with GAAP in excess of $55,000,000 (each, a “Permitted Transfer”); provided, however, that Lessee may satisfy the foregoing conditions of a Qualified Operator by providing, or causing to be provided, a guaranty agreement, in form and substance reasonably acceptable to and approved by Lessor, in writing, which guaranty shall be from an entity that meets the requirements of (A) and (B) forth in this Section 14.02(b). In the event that Lessee effects a Permitted Transfer pursuant to clause (iii), Lessee shall be released from any liability arising under this Lease from and after the date of such assignment. In the event that Lessee effects a Permitted Transfer pursuant to clauses (i) or (ii), Lessee shall not be released from liability under this Lease.

For purposes hereof:

“CFCCR” means with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (1) the sum of Net Income (excluding non-cash income), Depreciation and Amortization, Interest Expense, Operating Lease Expense and non-cash expenses to (2) the sum of Operating Lease Expense, scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases, dividends and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses). For purposes of calculating the CFCCR, the following terms shall be defined as set forth below:

“Capital Lease” shall mean all leases of any property, whether real, personal or mixed, by a Person, which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person. The term “Capital Lease” shall not include any operating lease.

“Debt” shall mean with respect to a Person, and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub-item (iv) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (iv) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, except for guaranty obligations of such Person, which, in conformity with GAAP, are not included on the balance sheet of such Person.

“Depreciation and Amortization” shall mean the depreciation and amortization accruing during any period of determination with respect to a Person, as determined in accordance with GAAP.

“Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of a Person, as determined in accordance with GAAP.

“Net Income” shall mean with respect to the period of determination, the net income or net loss of a Person. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

“Operating Lease Expense” shall mean the sum of all payments and expenses incurred by a Person under any operating leases during the period of determination, as determined in accordance with GAAP.

“EBITDA” means for the twelve (12) month period ending on the date of determination, the sum of a Person’s net income (loss) for such period plus, in each case to the extent previously deducted in calculating net income (loss): (1) income taxes, (2) principal and interest payments on all of its debt obligations (including any borrowings under short term credit facilities), (3) all non-cash charges including depreciation and amortization, and (4) Non-Recurring Items (defined below).

“EBITDAR” means the sum of a Person’s EBITDA and its total land and building rent for the twelve (12) month period ending on the date of determination.

“Lease Adjusted Leverage” means with respect to a Person, as of any applicable date, the sum of (1) eight (8) times such Person’s total land and building rent for the twelve (12) month period ending on the date of determination, and (2) the total current balance of such Person’s total debt obligations (including any borrowings under short term credit facilities) on such date, divided by EBITDAR.

“Non-Recurring Items” shall mean with respect to a Person, items of the sum (whether positive or negative) of revenue minus expenses that, in the judgment of Lessor, are unusual in nature, occur infrequently and are not representative of the ongoing or future earnings or expenses of such Person.

(c) In connection with an assignment by Lessee pursuant to this Section 14.02, Lessee shall have provided to Lessor, immediately prior to the effective date of such assignment, an officer’s certificate executed by an officer of the assignee certifying the covenant provided in Section 5.10 of this Lease, based upon a list of parties identified by Lessor as holding a ten percent (10%) interest or more in Lessor. Lessor shall provide the written list described in the preceding sentence within five (5) Business Days of written request therefor by Lessee and, in the absence of timely provision of such list, such officer’s certificate shall be based on the latest written list delivered by Lessor to Lessee.

Section 14.03. No Subletting. Lessee shall not sublet the Property without the prior written consent of Lessor, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE XV

NOTICES

Section 15.01. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) email or facsimile transmission, or (d) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon actual receipt or attempted (but refused) delivery. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Lessee:	U.S. Auto Parts Network, Inc. 16941 Keegan Ave. Carson, CA 90746 Attention: Bryan Stevenson Facsimile: 310-735-0092 Email: bstevenson@usautoparts.com

With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Michael Levinson Facsimile: (858) 550-6420 Email: mlevinson@cooley.com

And with a copy to:	K&L Gates 70 West Madison Street, Suite 3100 Chicago, Illinois 60602-4207 Attention: Lawrence A. Eiben Facsimile: 312.827.1268 Email: larry.eiben@klgates.com

If to Purchaser:

STORE Capital Acquisitions, LLC

8501 E. Princess Drive, Suite 190

Scottsdale, AZ 85255

Attention: Michael T. Bennett – Executive Vice

President – Operations

Facsimile: (480) 256-1101

Email: mbennett@storecapital.com

With a copy to:	Kutak Rock LLP 1801 California Street, Suite 3100 Denver, CO 80202 Attention: Kelly G. Reynoldson, Esq. Facsimile: (303) 292-7799 Email: Kelly.reynoldson@kutakrock.com or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

ARTICLE XVI

WAIVER OF LANDLORD’S LIEN

Section 16.01. Waiver of Landlord’s Lien. All personal property, equipment, machinery, trade fixtures and inventory of Lessee installed on, stored on or used at the Property, including without limitation the Special Equipment (as defined in the Purchase and Sale Agreement) and any replacements thereof (collectively, “Lessee’s Property”), shall not be deemed part of the Property for any purposes of this Lease, shall be and shall remain the exclusive property of Lessee and shall not be subject to any Lessor’s lien or claim for any reason. Lessor hereby waives any and all right to seek the remedy of distress for rent under Illinois law.

ARTICLE XVII

MISCELLANEOUS

Section 17.01. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.

Section 17.02. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.03. Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 17.04. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:

(a) Lessor and Lessee intend that (i) this Lease constitutes an unseverable, unitary and single lease of the Property, and, if at any time this Lease covers other real property in addition to the Property, neither this Lease, nor Lessee’s obligations or rights hereunder may be allocated or otherwise divided among such properties by Lessee; (ii) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (iii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.

(b) Lessor and Lessee covenant and agree that: (i) each will treat this Lease as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended, and as a true lease for state Law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 17.04; (iii) with respect to the Property, the Lease Term is less than eighty percent (80%) of the estimated remaining economic life of the Property; and (iv) the Base Annual Rental is the fair market value for the use of the Property and was agreed to by Lessor and Lessee on that basis, and the execution and delivery of, and the performance by Lessee of its obligations under, this Lease do not constitute a transfer of the Property.

(c) Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease of the Property. Lessee stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the Property as a true lease and/or as a single, unitary, unseverable instrument pertaining to the lease of all the Property; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.04.

(d) Lessor and Lessee agree to provide each other with timely notice of any communications they receive from a Governmental Authority that concern the characterization of the Transaction or this Lease in a manner different from that set forth in this Section 17.04, and they agree to cooperate and consult with respect to such communications

Section 17.05. Disclosure. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.

Section 17.06. Bankruptcy. Intentionally deleted.

Section 17.07. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled.

Section 17.08. Memorandum of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Property, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor may not desire to disclose to the public.

Section 17.09. No Brokerage. Lessor and Lessee represent and warrant to each other that they have no written agreements with brokers concerning the leasing of the Property. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

Section 17.10. Waiver of Jury Trial and Certain Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSOR AND LESSEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE OTHER PARTIES AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY EACH PARTY OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 17.11. Securitizations. Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”). At no additional cost to Lessee and so long as such requests do not unreasonably interfere with Lessee’s rights under this Lease, Lessee shall reasonably cooperate with Lessor and any Affected Party with respect to all reasonable requests and due diligence procedures and use reasonable efforts to facilitate such Securitization.

In no event shall Lessor take any actions under this Section 17.11 if such actions will unreasonably interfere with Lessee’s rights under the Lease. Lessor shall defend, indemnify and hold harmless Lessee from and against any and all Losses caused by, incurred or resulting directly from Lessor’s acts or omissions with respect to the Securitization, excluding Losses suffered by Lessee arising out of the negligence or willful misconduct of Lessee.

Section 17.12. State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit D shall be deemed a part of and included within the terms and conditions of this Lease.

Section 17.13. Time Is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

Section 17.14. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.

Section 17.15. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Section 17.16. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 17.17. Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 17.18. Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

Section 17.19. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Illinois. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Illinois in accordance with applicable Law. Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Lessor to commence any proceeding in the federal or state courts located in the state where the Property is located to the extent Lessor deems such proceeding necessary or advisable to exercise remedies available under this Lease. This Lease shall be governed by, and construed with, the Laws of the applicable state in which the Property is located, without giving effect to any state’s conflict of Laws principles.

Section 17.20. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR:

STORE MASTER FUNDING III, LLC, a Delaware limited liability company

By:
Printed Name: Michael T. Bennett
Title: Executive Vice President - Operations

LESSEE:

U.S. AUTO PARTS NETWORK, INC., a Delaware corporation

By:
Printed Name: Shane Evangelist
Title: Chief Executive Officer

EXHIBITS

Exhibit A:	Defined Terms

Exhibit B:	Legal Description and Street Address of Property

Exhibit C:	Authorization Agreement – Pre-Arranged Payments

Exhibit D:	Approved Acord Forms

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Additional Rental” has the meaning set forth in Section 4.03.

“Adjustment Date” has the meaning set forth in Section 1.07.

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable Laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Base Annual Rental” means $853,125.

“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees.

“Default Rate” means 18% per annum or the highest rate permitted by Law, whichever is less.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Property.

“Environmental Liens” has the meaning set forth in Section 8.04(a)(ii).

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 3.01.

“Force Majeure Event” has the meaning set forth in Section 17.01.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal Law or regulation, (including without limitation, any Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Indemnified Parties” means Lessor and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) admitting in writing its inability to pay its debts generally; or (ii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Insurance Premiums” shall have the meaning in Section 6.04.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” shall have the meaning described in Section 3.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to the Property or Lessee’s use thereof, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Property.

“Lender” means any lender in connection with any loan secured by Lessor’s interest in the Property, and any servicer of any loan secured by Lessor’s interest in the Property.

“Lessee” has the meaning described in the introductory paragraph.

“Lessee’s Property” has the meaning described in Section 16.01.

“Lessor Entity” or “Lessor Entities” means individually or collectively, as the context may require, Lessor and all Affiliates of Lessor.

“Lessor” has the meaning described in the introductory paragraph.

“Lessor’s Investment” means the sum of (a) the gross purchase price paid (including without limitation, the outstanding balance of any existing mortgage debt assumed) for the Property by Lessor, plus (b) the closing costs and expenses incurred by Lessor with respect to the purchase of the Property, plus (c) ten percent (10%).

“Lessor’s Representatives” has the meaning described in Section 9.02.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) the Property, including, without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of Lessee; (c) Lessee’s ability to perform its obligations under this Lease; or (d) Lessor’s interests in the Property, this Lease or the other Transaction Documents.

“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to the Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local Laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and

any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar Laws, ordinances, regulations, policies or requirements of other states or localities.

“Partial Condemnation” has the meaning set forth in Section 11.03.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity or concentration of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws.

“Permitted Facility” means a means an office, retail and warehouse facility for storage, sale, and distribution of automotive parts, accessories, and related items, as well as all related purposes such as ingress, egress and parking, and uses incidental thereto.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Price Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982 - 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index measuring cost of living as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lessor and Lessee in order to carry out the intent of Section 4.02. In the event there is no successor index measuring cost of living, Lessor shall reasonably select an alternative price index measuring cost of living that will constitute a reasonable substitute for the Price Index.

“Property” means that parcel of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate), except that in no event shall Property be deemed to include Lessee’s Property.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated the same date hereof between Lessor and Seller with respect to the Property.

“Real Estate Taxes” has the meaning set forth in Section 6.04.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rental” means, collectively, the Base Annual Rental and the Additional Rental.

“Rental Adjustment” means an amount equal to the lesser of (a) 1.5% of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, or (b) 1.25 multiplied by the product of (i) the percentage change between the Price Index for the month which is two months prior to the Effective Date or the Price Index used for the immediately preceding Adjustment Date, as applicable, and the Price Index for the month which is two months prior to the applicable Adjustment Date; and (ii) the then current Base Annual Rental.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Reserve” shall have the meaning in Section 6.04.

“Securities” has the meaning set forth in Section 17.11.

“Securities Act” means of the Securities Act of 1933, as amended.

“Securitization” has the meaning set forth in Section 17.11.

“Seller” means Whitney Automotive Group, Inc., a Delaware corporation.

“SNDA” means a subordination, nondisturbance and attornment agreement.

“Successor Lessor” has the meaning set forth in Section 13.04.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Property.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

“Total Condemnation” has the meaning set forth in Section 11.02.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease, the Purchase and Sale Agreement and all documents related thereto.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

EXHIBIT B

LEGAL DESCRIPTION AND STREET ADDRESS OF THE PROPERTY

Street Address:

Address	City	State	Zip
761-765 Progress Parkway	LaSalle	Illinois	61301

Legal Description:

LOT 1 IN CANNON INDUSTRIAL PARK FIRST ADDITION, LOCATED IN THAT PART OF THE NORTH HALF OF SECTION 5, TOWNSHIP 33 NORTH, RANGE 2, EAST OF THE THIRD PRINCIPAL MERIDIAN, SITUATED IN LASALLE COUNTY, ILLINOIS, EXCEPT THAT PART CONVEYED TO THE PEOPLE OF THE STATE OF ILLINOIS, DEPARTMENT OF TRANSPORTATION BY DEED RECORDED JUNE 19, 2008 AS DOCUMENT 2008-13925, DESCRIBED AS FOLLOWS:

A PART OF LOT 1 IN CANNON INDUSTRIAL PARK FIRST ADDITION, A SUBDIVISION OF PART OF THE NORTH HALF OF SECTION 5, TOWNSHIP 33 NORTH, RANGE 2 EAST OF THE THIRD PRINCIPAL MERIDIAN, RECORDED MAY 14, 1996 AS DOCUMENT NUMBER 96-07841 IN THE RECORDER’S OFFICE OF LASALLE COUNTY, STATE OF ILLINOIS, DESCRIBED AS FOLLOWS, USING BEARINGS BASED ON AN ASSUMED DATUM:

COMMENCING AT AN IRON PIN AT THE SOUTHEAST CORNER OF LOT 1 IN SAID SUBDIVISION; THENCE NORTH 0 DEGREES 46 MINUTES 12 SECONDS EAST, 1,204.22 FEET (RECORDED 1,204.44 FEET) ON THE EAST LINE OF SAID LOT 1 TO THE NORTHEAST CORNER THEREOF, BEING ALSO THE SOUTHERLY RIGHT OF WAY LINE OF FAI ROUTE 80 AND THE POINT OF BEGINNING; THENCE SOUTH 0 DEGREES 46 MINUTES 12 SECONDS WEST, 17.59 FEET ON SAID EAST LINE OF SAID LOT 1; THENCE NORTH 89 DEGREES 43 MINUTES 58 SECONDS WEST, 223.13 FEET, TO THE SOUTHERLY RIGHT OF WAY LINE OF FAI ROUTE 80; THENCE EASTERLY ON SAID RIGHT OF WAY LINE, 222.14 FEET ON A CURVE TO THE LEFT, HAVING A RADIUS OF 15,048.72 FEET, WHOSE CHORD BEARS SOUTH 88 DEGREES 15 MINUTES 13 SECONDS EAST, 222.13 FEET, TO THE POINT OF BEGINNING, SITUATED IN LASALLE COUNTY, ILLINOIS.

B-1

EXHIBIT C

FORM OF

AUTHORIZATION AGREEMENT – PRE-ARRANGED PAYMENTS

AUTHORIZATION AGREEMENT
PRE-ARRANGED PAYMENTS

Reference Number

I (We) (Tenant) authorize [            ], (Servicer) to initiate entries identified below as required. Tenant further authorizes the bank below to post such entries to the identified checking account beginning with the payment draft date of             /            /            . A minimum of thirty (30) days advance notice is required to process first payment by ACH.

Bank Name	Branch

City	State	Zip

— — — — — — — — — — — — — — — — — — — — — — — — — — — ***Transit - ABA Account Number Information

ACCOUNT TYPE*** Please specify checking or savings account (C/S)
PLEASE FILL IN BANK INFORMATION CAREFULLY
ATTACH VOIDED CHECK FOR ACCOUNT VERIFICATION

Automatic debits will be made on the payment due date established by the relevant lease documents, or the next subsequent business day if such date is not a business day. This authority may be terminated upon thirty days prior written notification from the Tenant to the servicer. Tenant has the right to stop payment of any entry by notification to the bank prior to the scheduled debit date. If an erroneous entry is initiated by the servicer to the Tenant’s account, Tenant shall have the right to have the amount of such entry reversed by the bank. To initiate a reversal, the Tenant must notify the bank in writing that an error has occurred and request a reversal. Such notice must be within 15 calendar days after the Tenant receives the statement of account or other written notice from the bank identifying the error. Tenant hereby authorizes the servicer to impose a $60.00 returned item processing fee, subject to change, via ACH debit against the above-referenced account of the Tenant if a non sufficient funds or stop payment item is charged against the servicer’s account.

Tenant	Tax Identification

Name(s)	Number

Date

Print Authorized Name

Authorized Signature

Print Authorized Name

Authorized Signature

Contact Phone Number	Fax Number

Email Address:

Return Original to:	[ ]
Attn: [ ]
[ ]
[ ]
Fax Number:[ ]

C-1

EXHIBIT D

APPROVED ACORD FORMS

(see attached)

D-1